Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Reports Fourth Quarter and

Full Year 2020 Results

●	Fourth quarter revenue of $1.5 million unchanged from trailing third quarter

●	For the year, International revenue increased 43% to $1.9 million as the Company executed on its strategy to diversify its markets

●	North America markets improved sequentially

●	Improvement in North America market conditions demonstrated by $225 thousand order received in late December for new Drill-N-Ream® (“DNR”) patented well bore conditioning tools; additional $270 thousand in North America orders received through February 2021 for new DNRs

●	Operating expenses reduced to cash breakeven level entering 2021

VERNAL, UT, March 11, 2021 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Troy Meier, Chairman and CEO, commented, “We are realizing the impact of the improvement in the industry as we add back variable costs to address improving demand. As we advanced through the fourth quarter and into 2021, we have had more activity in North America than we have seen since before the pandemic. It is encouraging to see the market improve, but more importantly, we are optimistic given the growing recognition with more operators of the Drill-N-Ream® (“DNR”), our unique, patented well bore conditioning tool. While International markets were challenged with the pandemic which restricted customers’ operations, we nonetheless continued to build market share and expanded the markets we serve. The production efficiencies which the DNR can deliver are measurable. We believe in this environment of cash conservation, the use of tools that can enhance productivity becomes an imperative for our customers. We were successful in reducing our cost structure to cash break even as we entered 2021 and expect revenue to sequentially improve from here.”

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

Fourth Quarter 2020 Review ($ in thousands, except per share amounts) (See at “Definitions” the composition of product/service revenue categories.)

($ in thousands, except per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019	Change Sequential	Change Year/Year
North America	1,203	1,118	3,725	7.6%	(67.7)%
International	338	429	616	(21.2)%	(45.1)%
Total Revenue	$1,541	$1,547	$4,341	(0.4)%	(64.5)%
Tool Sales/Rental	$342	$549	$1,196	(37.7)%	(71.4)%
Other Related Tool Revenue	561	642	1,708	(12.6)%	(67.1)%
Tool Revenue	903	1,191	2,904	(24.2)%	(68.9)%
Contract Services	638	357	1,437	78.9%	(55.6)%
Total Revenue	$1,541	$1,547	$4,341	(0.4)%	(64.5)%

Reduced global demand for oil due to the social and economic impacts of the pandemic resulted in revenue declining $2.8 million, or 64%, when compared with the prior-year period. As global oil markets bottomed in the latter half of the year and slowly began to recover, fourth quarter revenue was unchanged sequentially. Specifically, the market in North America has begun to improve from its lows in the summer of 2020. Revenue in North America increased 8% sequentially on higher Contract Services from an increasing rig count, while International markets have lagged in the recovery.

Fourth Quarter 2020 Operating Costs

($ in thousands, except per share amounts)	December 31, 2020	September 30, 2020	December 31, 2019	Change Sequential	Change Year/Year
Cost of revenue	$821	$871	$2,063	(5.7)%	(60.2)%
As a percent of sales	53.3%	56.3%	47.5%
Selling, general & administrative	$1,483	$1,530	$1,901	(3.0)%	(22.0)%
As a percent of sales	96.2%	98.9%	43.8%
Depreciation & amortization	$682	$693	$748	(1.6)%	(8.8)%
Total operating expenses	$2,986	$3,094	$4,712	(3.5)%	(36.6)%
Operating loss	$(1,445)	$(1,546)	$(371)	NM	NM
As a % of sales	(93.8)%	(99.9)%	(8.5)%
Other (expense) income including income tax (expense)	$790	$(185)	$533	(527.2)%	48.2%
Net loss	$(655)	$(1,731)	$125	NM	NM
Diluted loss per share	$(0.03)	$(0.07)	$0.00	NM	NM
Adjusted EBITDA(1)	$(494)	$(607)	$621	NM	NM

(1) Adjusted EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items. See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

The cost of revenue declined approximately $1.2 million over the prior-year period reflecting lower material costs from lower volume and reduced fixed and other variable costs, specifically labor. The decline in costs was the result of actions taken to align operations with lower demand resulting from the impact of the COVID-19 pandemic. As a percentage of revenue, cost of sales was 53% compared with 48% for the prior-year period. The increase reflects lower absorption of overhead costs on reduced volume. Sequentially, on similar revenue, the cost of sales improved to 53.3% as a result of continued cost management and improved mix of products.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

The 22% decline in selling, general and administrative expense (SG&A), which includes research and development projects, was primarily due to cost reduction measures related to the pandemic initiated in April 2020. The 3% decline sequentially reflected the third phase of similar cost reductions initiated in October 2020.

Net loss for the quarter was $0.6 million, showing improvement from a net loss of $1.7 million in the trailing third quarter of 2020, but down compared with fourth quarter 2019. Adjusted EBITDA(1) improved sequentially as a result of the additional cost saving measures.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.

Full Year 2020 Review

($ in thousands,except per share amounts)	2020	2019	$ Change	% Change
Tool sales/rental	$3,030	$5,310	$(2,280)	(42.9)%
Other Related Tool Revenue	4,021	6,806	(2,785)	(40.9)%
Tool Revenue	$7,051	$12,116	$(5,065)	(41.8)%
Contract Services	3,420	6,881	(3,461)	(50.3)%
Total Revenue	$10,471	$18,997	$(8,526)	(44.9)%
Operating expenses	14,293	19,899	(5,605)	(28.2)%
Operating (loss) income	$(3,823)	$(902)	$(2,921)	NM
Net loss	$(3,430)	$(936)	$(2,493)	NM
Diluted loss per share	$(0.13)	$(0.04)	$(0.09)	NM
Adjusted EBITDA(1)	$(103)	$3,972	$(4,075)	NM

Revenue in the year ended 2020 was $10.5 million, compared with $19.0 million in 2019. Lower revenue was driven by the unfavorable impacts of COVID-19 on the demand for oil and the geopolitically driven imbalance of supply and demand in the global oil market, which resulted in a significant reduction in drilling activity globally.

Despite the decline in drilling activity, international revenue increased 43% as the DNR gained market share. Tool revenue was $7.1 million, down 42%, or $5.1 million, from the prior-year period. Contract Services revenue decreased approximately $3.5 million, or 50%, to $3.4 million for the year.

Aggressive cost reduction efforts in 2020 resulted in a $5.6 million, or 28%, decline in total operating costs compared with 2019. These measures included headcount reductions, salary reductions and the deferral of new product development initiatives.

Additionally, the Company recognized $933 thousand of loan forgiveness in 2020. Approximately $892 thousand was related to the Company’s PPP Loan and $41 thousand related to an SBA equipment loan that was forgiven as part of the CARES Act.

2020 net loss was $3.4 million, or $(0.13) per diluted share. Adjusted EBITDA(1) was near breakeven for the year at $(0.1) million, or (1.3)% of sales in 2020.

Balance Sheet and Liquidity

Cash at the end of the year was $2.0 million, up from $1.2 million at the end of 2019. Cash used in operations in the fourth quarter of 2020 was $694 thousand, whereas for the full year 2020 the Company generated $575 thousand in cash from operations. During the fourth quarter, the Company completed a sale-leaseback transaction of its Vernal, UT property realizing net proceeds after fees of $4.2 million, of which $2.6 million was used to pay the total outstanding balance of the mortgage on the property. Long-term debt, including the current portion at December 31, 2020, was $2.8 million. The sale-leaseback transaction included a repurchase option and as a result, the Company recognized at year end a $4.2 million financial obligation related to the minimum 15-year lease of the Vernal, Utah property.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

Strategy and outlook

Mr. Meier concluded, “We expect that we will grow through 2021 as global market conditions in the oil and gas industry improve. We are seeing the slow and steady rebound in the market in North America now and believe the opportunities in the International market will also gradually improve as we move through 2021. Although we do not expect that the global drill rig count will return to what it was prior to the pandemic, primarily as operators become more efficient with their production practices and are more disciplined in capital deployment, we do expect that we will continue to add new customers and further the market penetration of the DNR around the world.”

Definitions and Composition of Product/Service Revenue:

Contract Services Revenue is comprised of drill bit and other repair and manufacturing services.

Other Related Tool Revenue is comprised of royalties and fleet maintenance fees.

Tool Sales/Rental revenue is comprised of revenue from either the sale of tools or tools rented to customers.

Tool Revenue is the sum of Other Related Tool Revenue and Tool Sales/Rental revenue.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the results of the quarter and full year and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, March 18, 2021. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13715002, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC

(716) 843-3908, dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations

For the Years Ended December 31, 2020 and 2019

	For the Three Months		For the Year Ended
	Ended December 31,		Ended December 31,
	(unaudited)		(audited)
	2020	2019	2020	2019

North America	$1,203,086	$3,724,893	$8,590,933	$17,682,560
International	338,119	616,117	1,879,865	1,314,454
Total Revenue	$1,541,205	$4,341,010	$10,470,798	$18,997,014

Operating cost and expenses

Cost of revenue	820,961	2,063,117	5,105,677	8,182,546
Selling, general, and administrative expenses	1,483,338	1,900,627	6,371,337	8,287,832
Depreciation and amortization expense	681,998	748,333	2,816,396	3,428,403

Total operating costs and expenses	2,986,297	4,712,077	14,293,410	19,898,781

Operating loss	(1,445,092)	(371,067)	(3,822,612)	(901,767)

Other income (expense)
Interest income	28	8,552	5,803	60,996
Interest expense	(125,096)	(173,949)	(575,306)	(764,754)
Loss on Fixed Asset Impairment	-	-	(30,000)	(6,143)
Gain (loss) on sale or disposition of assets	32,000	1,500	174,234	15,647
Forgiveness / Govt payment of SBA debt	891,600	-	933,003	-
Total other expense	798,532	514,251	507,734	(16,106)

Income (loss) before income taxes	$(646,560)	$143,184	$(3,314,878)	$(917,873)

Income tax expense	(1,187)	(18,550)	(10,481)	(18,550)
Foreign Tax	(7,395)	-	(104,515)	-
Net income (loss)	$(655,142)	$124,634	$(3,429,874)	$(936,423)

Basic income (loss) earnings per common share	$(0.03)	$0.00	$(0.13)	$(0.04)

Basic weighted average common shares outstanding	25,650,846	25,231,845	25,515,166	25,090,283

Diluted income (loss) per common Share	$(0.03)	$0.00	$(0.13)	$(0.04)

Diluted weighted average common shares outstanding	25,650,846	25,231,845	25,515,166	25,090,283

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

Superior Drilling Products, Inc.
Consolidated Condensed Balance Sheets

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$1,961,441	$1,217,014
Accounts receivable, net	1,345,622	3,850,509
Prepaid expenses	90,269	139,070
Inventories	1,020,008	924,032
Asset held for sale	40,000	252,704
Other current assets	40,620	252,178

Total current assets	4,497,960	6,635,507

Property, plant and equipment, net	7,535,098	8,045,692
Intangible assets, net	819,444	1,986,111
Right of use Asset (net of amortization)	99,831	-
Other noncurrent assets	87,490	93,619
Total assets	$13,039,823	$16,760,929

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$430,015	$945,414
Accrued expenses	1,091,518	683,832
Customer Deposits	-	61,421
Income tax payable	106,446	15,880
Current portion of operating lease liability	79,313	-
Currnet portion of long-term financial obligation	61,691
Current portion of long-term debt, net of discounts	1,397,337	4,102,543

Total current liabilities	$3,166,320	$5,809,090
Operating Lease Liability	20,518	-
Long-term financial obligation	4,178,261	-
Long-term debt, less current portion, net of discounts	1,451,049	3,848,863
Total liabilities	$8,816,148	$9,657,953

Stockholders’ equity
Common stock (25,762,342 and 25,418,126)	25,762	25,418
Additional paid-in-capital	40,619,620	40,069,391
Accumulated deficit	(36,421,707)	(32,991,833)
Total stockholders’ equity	$4,223,675	$7,102,976
Total liabilities and shareholders’ equity	$13,039,823	$16,760,929

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

Superior Drilling Products, Inc.
Consolidated Condensed Statement of Cash Flows
For The Years Ended December 31, 2019 and 2018
(audited)

	December 31, 2020	December 31, 2019
Cash Flows From Operating Activities
Net Loss	$(3,429,874)	$(936,423)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	2,816,396	3,428,403
Share based compensation expense	550,573	629,180
Loss on disposition of rental fleet	23,649	37,568
Loss/ (Gain) on sale or disposition of assets	(174,234)	(15,647)
Gain on Forgiveness of SBA loan	(933,003)	-
Impairment on asset held for sale	30,000	6,143
Amortization of deferred loan cost	18,525	14,942
Changes in operating assets and liabilities:
Accounts receivable	2,504,887	(1,577,320)
Inventories	(1,041,683)	(680,904)
Prepaid expenses and other current assets	266,488	(299,373)
Other noncurrent assets	-	-
Accounts payable and accrued expenses	(85,630)	257,533
Income tax expense	90,566	12,240
Other long-term liabilities	(61,421)	61,421
Net Cash Provided By Operating Activities	$575,239	$937,763

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(221,639)	(509,055)
Proceeds from sale of fixed assets	149,833	-
Market value loss
Net Cash Provided By (Used In) Investing Activities	(71,806)	(509,055)

Cash Flows From Financing Activities
Principal payments on debt	(2,350,783)	(4,746,145)
Proceeds received from debt borrowings	72,520	1,150,000
Proceeds received from SBA Paycheck Protection Program	891,600	-
Payments on revolving loan	(1,179,768)	(1,924,939)
Proceeds received from revolving loan	1,185,319	2,118,226
Proceeds from financing obligation	1,622,106	(73,603)
Net Cash Used In Financing Activities	240,994	(3,476,461)

Net Increase (Decrease) in Cash	744,427	(3,047,753)
Cash at Beginning of Period	1,217,014	4,264,767
Cash at End of Period	$1,961,441	$1,217,014

Supplemental information:
Cash paid for interest	$576,854	$856,012
Non-cash payment of other liabilities by offsetting recovery of related-party note receivable	$-	$678,148
Lease equipment renewal	$-	$-
Inventory converted to property, plant and equipment	$945,707	$760,495
Long term debt paid with Sale of Plane	$211,667	$559,304
Debt retired with financing obligation	$2,638,773	$-

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Superior Drilling Products, Inc. Reports Fourth Quarter and Full Year 2020 Results

March 11, 2021

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation

(unaudited)

($, in thousands)	Three Months Ended
	December 31, 2020	December 31, 2019	September 30, 2020

GAAP net loss	$(655,142)	$124,634	$(1,731,272)
Add back:
Depreciation and amortization	681,998	748,333	693,259
Interest expense, net	125,068	165,397	126,337
Share-based compensation	180,730	155,464	157,842
Net non-cash compensation	88,200	88,200	88,200
Income tax expense	8,582	18,550	99,979
(Gain) on disposition of assets	(32,000)	(1,500)
Loan forgiveness	(891,600)	-	(41,403)
Recovery of related party note receivable	-	(678,148)	-
Non-GAAP adjusted EBITDA(1)	$(494,164)	$620,930	$(607,058)

GAAP Revenue	$1,541,205	$4,341,010	$1,547,442
Non-GAAP Adjusted EBITDA Margin	(32.1)%	14.3%	(39.2)%

	Year Ended
	December 31, 2020	December 31, 2019

GAAP net loss	$(3,429,874)	$(936,423)
Add back:
Depreciation and amortization	2,816,396	3,428,403
Interest expense, net	569,503	703,758
Share-based compensation	550,573	629,180
Net non-cash compensation	352,800	680,038
Income tax expense	114,996	18,550
Impairment on asset held for sale	30,000	6,143
Gain on disposition of assets	(174,234)	(15,647)
Loan forgiveness	(933,003)	-
Inventory impairment	-	136,000
Recovery of related party note receivable	-	(678,148)
Non-GAAP adjusted EBITDA(1)	$(102,843)	$3,971,854

GAAP Revenue	$10,470,798	$18,997,014
Non-GAAP Adjusted EBITDA Margin	(1.0)%	20.9%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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